UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2006

Nobel Learning Communities, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 11, 2006, the Registrant entered into an employment agreement with G. Lee Bohs (the “Agreement”) to serve as Senior Vice President, Corporate Development of the Registrant. Under the Agreement, Mr. Bohs is entitled to an annual salary of $230,000 per year, in addition to a car allowance and a grant of 50,000 stock options. Mr. Bohs is eligible to participate in a bonus plan to be approved by the Board for the 2007 fiscal year, at a target payout level of 50% of his annual salary. In addition, although Mr. Bohs is not eligible to receive a bonus for the 2006 fiscal year, he will receive a signing bonus of $20,000 payable at the time the 2006 fiscal year bonus would be paid out if earned. In the event of termination of his employment with the Registrant without cause, Mr. Bohs will receive the greater of six months salary and benefits or the amount of severance to which he would be entitled under any new severance plan adopted by the Registrant in the future. After twelve months of employment, Mr. Bohs will be eligible for twelve months salary and benefits if termination without cause. Mr. Bohs entered into a one-year Noncompetition, Nonsolicitation and Confidentiality Agreement with the Registrant.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description of Document
10.1	Employment Agreement between the Registrant and G. Lee Bohs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nobel Learning Communities, Inc. (Registrant)

May 17, 2006	By:	/s/ Thomas Frank
	Name:	Thomas Frank
	Title:	Chief Financial Officer